RULE 17F5 APPENDIX

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CUSTODY AGREEMENT
Updated: March 8, 2018

The following open-end management investment companies ("Funds") are hereby made parties to the Rule 17f-5 Delegation Agreement between UMB Bank, n.a., as Custodian, and Starboard Investment Trust, and agree to be bound by all terms and conditions contained in said Agreement:

1.	Alpha Risk Tactical Rotation Fund	9.	Crow Point Growth Fund
2.	Cavalier Adaptive Income Fund	10.	Matisse Discounted Closed-End Fund Strategy
3.	Cavalier Dynamic Growth Fund	11.	Matisse Discounted Bond CEF Strategy
4.	Cavalier Fundamental Growth Fund	12.	Nebraska Fund
5.	Cavalier Growth Opportunities Fund	13.	Roumell Opportunistic Value Fund
6.	Cavalier Hedged High Income Fund	14.	Sirius S&P Strategic Large-Cap Allocation Fund
7.	Cavalier Multi Strategy Fund	15.	The Sector Rotation Fund
8.	Cavalier Tactical Rotation Fund

STARBOARD INVESTMENT TRUST
By: /s/ Katherine M. Honey
Name: Katherine M. Honey
Title: President
Date: March 8, 2018

UMB BANK, N.A.
By: /s/ Peter Bergman
Name: Peter Bergman
Title: Vice-President
Date: April 27, 2018